Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Positive Results from DJ Basin XRL Wells

DENVER – February 3, 2015 – Bill Barrett Corporation (“the Company”) (NYSE: BBG) announced today well results on its first 9 extended reach lateral (“XRL”) wells drilled in the Northeast Wattenberg area of the Denver-Julesburg (“DJ”) Basin.

To date, the Company has drilled and completed 28 extended reach and mid-length lateral wells in the Northeast Wattenberg. The first 9 XRL wells to reach 30 days of sales had 30-day initial production (“IP”) rates that averaged approximately 617 barrels of oil equivalent per day (“Boe/d”) per well, based on 3 commodity streams including oil, natural gas and natural gas liquids. Results include six wells in the northern block and three wells in the southern block, with similar rates from both areas. All of the wells in the northern section were drilled into the Niobrara B formation and the wells in the southern section included wells in both the Niobrara B and C formations. The 9 wells were drilled to an average lateral length of 9,140 feet, of which six were completed with a hybrid sliding sleeve and plug-and-perf technology and three wells with all plug-and-perf technology. All of the wells were completed with 40 fracture stimulation stages, an average 8.4 million pounds of sand and placed on gas lift.

Chief Executive Officer and President Scot Woodall commented, “We are very pleased to provide these initial results from our DJ Northeast Wattenberg Program. These results fully meet our expectations. While too early to draw conclusions on expected ultimate recovery (“EUR”) volumes, these 30-day rates are consistent with 30-day rates modeled from peer offset activity. Our strong initial success in the Northeast Wattenberg XRL program sets the foundation for our 2015 operations program. The 2015 drilling program will concentrate on drilling XRL wells in this area, which offers the best return in our portfolio; however, we expect the 2015 program to be scaled back from the 2014 capital program. We will provide details of our 2015 plan as well as year-end 2014 reserves in conjunction with our 2014 financial reporting in late February.”

The Company controlled the flowback rate on these wells to optimize recoveries, which the Company believes will enhance EURs and payback. Further, in more recently drilled wells, the Company has tested plug-and-perf technology, up to 12 million pounds of sand and up to 55 fracture stimulation stages. These variations are intended to evaluate how to optimize technology and further improve EURs. Current well costs, inclusive of the larger fracture stimulation stages are currently $7.5 million per well, representing a 10% reduction from 2014. The Company expects that cost to decline significantly throughout the year as it drives cost optimizations through its operations and as drilling and service costs continue to decline with lower oil prices. Average well results exclude one early well that has performed below expectations as a result of encountering several fault structures.

As previously announced, the Company has experienced disruptions in natural gas gathering and processing in the Northeast Wattenberg as a result of third party facilities downtime. The impact was estimated at approximately 1,000 Boe/day of production in the fourth quarter of 2014. Preliminarily, total production for the fourth quarter of 2014 was 1.4 million barrels of oil equivalent, within guidance despite the third party disruptions. Third party disruptions are estimated to impact production in January of 2015 by approximately 650 Boe/day.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding projected results and future events. Forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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